UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 30, 2007
STARBUCKS CORPORATION
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation)	0-20322 (Commission File Number)	91-1325671 (IRS Employer Identification No.)
2401 Utah Avenue South
Seattle, Washington 98134
(Address of principal executive offices) (Zip Code)

(206) 447-1575
(Registrant’s telephone number, including area code)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
SIGNATURES

Item 8.01. Other Events.
          On August 30, 2007, the Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors of Starbucks Corporation (the “Company”) approved stock ownership guidelines for executive officers of the Company with a title of executive vice president or above, effective September 4, 2007. The purpose of the guidelines is to ensure that executives have a long-term equity stake in Starbucks. The guidelines require executives to have made a minimum investment in Starbucks stock within five years. Minimum investment levels for each job title are:

Job Title	Minimum Investment ($)
president and chief executive officer	5,000,000
chairman	5,000,000
chief operating officer	2,000,000
president (U.S. and International business units)	2,000,000
executive vice president	750,000

          The unrealized value of vested, in-the-money stock options counts for up to 25% of the required minimum investment. Unrealized value is measured as the difference between aggregate exercise price and aggregate market value of underlying shares, calculated as of any measurement date made for the purpose of calculating compliance with the guidelines. Shares held prior to the effective date of the guidelines also count toward satisfying the investment requirement, and are valued at the closing market price of the shares on September 4, 2007. The committee will monitor each executive’s progress toward the minimum investment on an annual basis. If an executive is promoted to a position with a higher minimum investment requirement, he or she must still make the initial required investment within five years and the Compensation Committee will determine the appropriate amount of additional time to make the incremental investment.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARBUCKS CORPORATION
Dated: September 5, 2007	By:	/s/ Andrew M. Paalborg
Andrew M. Paalborg
vice president, assistant general counsel and assistant secretary